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                                 Exhibit 10(UU)

              Fourth Amendment to 2000 Directors Stock Option Plan
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                                FOURTH AMENDMENT
                                       TO
                        STATE AUTO FINANCIAL CORPORATION
                        2000 DIRECTORS STOCK OPTION PLAN


The State Auto Financial Corporation 2000 Directors Stock Option Plan (the "Plan"), as heretofore amended, is hereby further amended in the following particulars:

         1. Section 3. Stock Options. Subsection (a) Grant and Eligibility is hereby deleted in its entirety and replaced by the following:

                  (a) Grant and Eligibility. All directors of the Company who are not full-time employees of the Company or its Parent or Subsidiary corporations and who are in compliance with the Company's stock ownership guidelines as applicable to such directors are eligible to be granted Awards under the Plan. Promptly following each annual meeting of the shareholders of the Company on or after the effective date of the Plan, each person who is then a director of the Company and not a full-time employee of the Company or its Parent or Subsidiary corporations shall be granted an Option to purchase 4,200 shares of Stock.

         2. The effective date of this Fourth Amendment is December 1, 2002 and this Fourth Amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this Fourth Amendment, the provisions of this Fourth Amendment shall control. Except as previously modified by the First, Second and Third Amendments and as modified by this Fourth Amendment, the Plan shall continue in full force and effect.




The Fourth Amendment was approved and adopted by the Board of Directors of State Auto Financial Corporation on March 7, 2003 and recommended for approval by the Shareholders at the 2003 Annual Meeting of the Shareholders.